December 30, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read the statements made by Rice Hall James
SMID Cap Portfolio, Rice Hall James Small Cap
Portfolio, and Rice Hall James Micro Cap Portfolio
(collectively the Funds) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form N-
SAR, as part of the Form N-SAR of The Funds dated
December 30, 2016. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP